Exhibit 99.1

ZIOPHARM Oncology Reports Third Quarter Results

NEW YORK (November 02, 2007) - ZIOPHARM Oncology, Inc. (NASDAQ: ZIOP), a biopharmaceutical company engaged in the development and commercialization of a diverse, risk-sensitive portfolio of in-licensed cancer drugs to address unmet medical needs, today reported financial results for the three and nine months ended September 30, 2007.

The Company reported a net loss for the third quarter of 2007 of $7.3 million, or $(0.35) per share, compared with a net loss for the third quarter of 2006 of $3.5 million, or $(0.23) per share. Total operating expenses for the quarter were $7.9 million, compared with $3.9 million for the same quarter in the prior year. The increase was primarily due to higher expenses associated with the continued clinical development of ZIO-101 (darinaparsin), ZIO-201 (IPM) and ZIO-301 (indibulin). Cash used in operations during the third quarter 2007 was $5.6 million, compared with $2.6 million used in the third quarter 2006.

For the first nine months of 2007 the Company reported a net loss of $18.9 million, or $(0.94) per share, compared with a net loss of $12.0 million, or $(1.03) per share for the same period of 2006. Total operating expenses for the nine months ended September 30, 2007 were $20.5 million, compared with $12.9 million for the comparable prior-year period. Cash used in operations for the first nine months of 2007 was $15.8 million, compared with $8.5 million used in the same period of 2006. As of September 30, 2007 ZIOPHARM had cash and cash equivalents of $40.9 million, compared with $26.9 million as of December 31, 2006.

Highlights since the beginning of the third quarter 2007 included:

•
Presentation of positive phase II ZIO-201 interim sarcoma data at the European Society for Medical Oncology (ESMO), which demonstrated clinical benefit and showed ZIO-201 to be well tolerated at the phase II dose with no significant bone marrow suppression, alopecia (hair loss) or neurotoxicity reported;

•	Initiation of patient dosing in a U.S. phase I trial of oral darinaparsin (ZIO-101) to treat solid tumors;
•	Allowance of patent claims for darinaparsin (ZIO-101), which cover all oral formulations of organic arsenic;
•
Presentation of phase II clinical data for ZIO-201 (IPM) at the 14th Annual European Cancer Conference (ECCO), which demonstrated a clinically beneficial response and tolerability with adverse events primarily mild to moderate;

•
Presentation of positive clinical data of darinaparsin (ZIO-101) at the 14th Annual European Cancer Conference (ECCO), which showed clinical activity in patients with advanced hematological malignancies and, importantly, showed darinaparsin to be well tolerated, particularly with regard to cardiac toxicity, and adverse events were mild to moderate in severity.

Jonathan Lewis, MD, PhD, Chief Executive Officer of ZIOPHARM, commented, “In the third quarter, we accomplished significant clinical progress with all three of our product candidates and remain encouraged by the flow of positive data that have been presented at leading medical and scientific meetings.  We were especially pleased with the interim results from the ongoing phase II trial with ZIO-201 in patients with advanced sarcoma.”

About ZIOPHARM Oncology

ZIOPHARM Oncology, Inc. is a biopharmaceutical company engaged in the development and commercialization of a diverse, risk-sensitive portfolio of in-licensed cancer drugs to address unmet medical needs. The Company applies new insights from molecular and cancer biology to understand the efficacy and safety limitations of approved and developmental cancer therapies, and identifies proprietary and related molecules for better patient treatment. For more information, visit www.ziopharm.com.

Forward-Looking Statements
This news release contains forward-looking statements based on current expectations, forecasts and assumptions that are subject to risks and uncertainties that could cause actual outcomes and results to differ materially from these statements. Among other things, there can be no assurance that any of the Company's development efforts relating to its product candidates will be successful, or that such product candidates will be successfully commercialized. Other risks that affect forward-looking information contained in this news release include the possibility of being unable to obtain regulatory approval of the Company's product candidates, the risk that the results of clinical trials may not support the Company's claims, and risks related to the Company's ability to protect its intellectual property and its reliance on third parties to develop its product candidates. The Company assumes no obligation to update these forward-looking statements, except as required by law. For further risk factors see the Company's 10-KSB filed with the SEC.

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CONTACTS:
Investors:
ZIOPHARM Oncology, Inc.
Suzanne McKenna, Investor Relations
646-214-0703
smckenna@ziopharm.com

Argot Partners
Andrea Rabney, 212-600-1902
andrea@argotpartners.com